COVENANT TRANSPORTATION GROUP ANNOUNCES EXPECTATIONS
CONCERNING FOURTH QUARTER FINANCIAL RESULTS

CHATTANOOGA, TENNESSEE– December 12, 2007 - Covenant Transportation Group, Inc.  (Nasdaq/NMS:CVTI) announced today its expectations regarding financial results for fourth quarter of 2007.

Financial and Operating Results

Chairman, President and Chief Executive Officer, David R. Parker, offered the following comments:  “Covenant’s consolidated financial results for the first two months of the fourth quarter tracked significantly ahead of our internal expectations.  Based on our mileage utilization and revenue per total mile for the first ten days of December, we expect our financial results for December to exceed our internal expectations as well.  For the quarter, we expect to report consolidated results of operations in a range of break-even to a net loss of ten cents per share.  If achieved, these results would be significantly better than our forecast at the beginning of the quarter.

“For the quarter to date, the main factors that have positively impacted our results compared with our forecast include the following:

•
Average freight revenue per tractor per week is tracking approximately 2% above our forecast, with average miles per tractor ahead of forecast and average freight revenue per total mile behind forecast.

•	Our SRT subsidiary is tracking to produce an operating ratio in the low to mid 90’s compared with 100% for the third quarter of 2007.
•
The cost control efforts we have initiated during the year, primarily at our Covenant Transport subsidiary, are taking effect.  Total expenses for the quarter are running 100 to 150 basis points better than forecasted.  The main benefits are in compensation, lease expense, and gain on sale, while net fuel expense and insurance and claims running just about as forecasted.

•	Our Covenant Solutions brokerage subsidiary is producing revenue and profits well exceeding our forecast.

Overall, the freight market is not robust, and it remains particularly soft at our Star Transportation subsidiary.  However, we believe increasing utilization of equipment on a consolidated basis is beginning to indicate a small, incremental improvement in the relationship between trucking capacity and freight demand.  It is unknown at this point whether that relationship will carry over into the seasonally slower first quarter.”

Senior Executive Vice President and Chief Operating Officer, Joey B. Hogan, then discussed the Company’s balance sheet and liquidity: “Covenant’s financial condition and liquidity remain very sound in our view.  At September 30, 2007, we had total stockholders’ equity of approximately $172.1 million, total balance sheet indebtedness of approximately $151.2 million, and total indebtedness including balance sheet debt and the present value of operating lease payments of approximately $276.6 million.  These amounts are not expected to change materially at December 31, 2007.

“From a liquidity perspective we believe Covenant remains well-positioned to execute its operating plans.  We currently have approximately $30.0 million to $35.0 million of combined available borrowing capacity under our accounts receivable securitization facility and revolving line of credit.  We expect availability to remain generally in that range through the end of 2007, excluding the possible benefit from an approximate $6.0 million cash tax refund that is expected to be received in December or January.  In addition, we are in discussions with one of our insurance carriers and expect to reduce our letters of credit outstanding materially during December or the first quarter of 2008, because letters of credit pledged to that insurer vastly exceed the underlying claims outstanding in the insurer’s portfolio.  Our financial covenants applicable for the fourth quarter include maintaining the following: (1) cash flow coverage in which lease adjusted leverage is less than 4.0x earnings before interest, taxes, depreciation, amortization, and rents; (2) fixed charge coverage in which earnings before interest, taxes, depreciation, amortization, and rents is at least 1.0x our total lease, principal and interest, and other fixed charges; and (3) tangible net worth of at least $115.0 million ($8.20 per share).  Based on our financial and operating results to date, and our present expectations for the quarter as a whole, we fully expect to comply with all of our financial covenants at and for the period ending December 31, 2007.

“The recent amendment to our accounts receivable securitization facility renewed that favorable financing tool for the maximum period of an additional 364 days permitted under securitizations of this type.  It was our seventh annual renewal since establishing the facility in 2000.  The reduction in facility size recognized the current credit market for all companies in which banks are less willing to have large committed availability without an expected need, our financial performance, and our expectation that our receivables base would not support average borrowing in excess of $60 million at the applicable advance rate during the next year, which allowed us to save unused line fees.

“We hope this update is useful in informing our investors, customers, and employees about current trends at the company.  Covenant is showing sequential improvement, contrary to the deterioration expected by many of our competitors primarily because of company-specific issues and initiatives.  While we are cautiously optimistic, we advise all readers to take into account the seasonal fluctuations in our business.  In particular, readers should note that the fourth quarter is usually significantly stronger than the first quarter for Covenant.”

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States. The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; and Star Transportation of Nashville, Tennessee.  The Company's Class A common stock is traded on the Nasdaq National Market under the symbol, “CVTI”.

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases.  Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements relating to expectations concerning the range of equipment utilization, operating ratio, average freight revenue per total mile, financial condition and liquidity, stockholders' equity, balance sheet indebtedness, lease-adjusted indebtedness, borrowing capacity, letters of credit, financial covenants, the primary contributors to higher costs, and results from cost control efforts are all forward-looking statements.  Such items have not been subject to all of the review procedures associated with the release of actual financial results and are premised on certain assumptions.  The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased  insurance premiums, fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time, adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that causes our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; changes in the market condition for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment that impact our capital expenditures or our results generally; our ability to renew Dedicated service offering contracts on the terms and schedule we expect; changes in management’s estimates of the need for new tractors and trailers; changes in the Company’s business strategy that require the acquisition of new businesses; our ability to improve the performance of each of our service offerings and subsidiaries; our ability to cause the performance of SRT and Star to return to historical levels; our success in restructuring the company’s operations around the identified service offerings; our ability to reduce dependency on broker freight; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers; the ability to successfully execute the Company's initiative of improving the profitability of single-driver freight movements; the ability to control increases in operating costs; and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Joey B. Hogan, Senior Executive VP and Chief Operating Officer	(423) 463-3336
hogjoe@covenanttransport.com

Richard B. Cribbs, VP and Chief Accounting Officer	(423) 463-3331
criric@covenanttransport.com

For copies of Company information contact:
Kim Perry, Administrative Assistant	(423) 463-3357
perkim@covenanttransport.com